Exhibit 99.1

The Vitamin Shoppe Announces Comparable Store Net Sales and Total

Net Sales for the Third Quarter and Nine Months Ended September 29, 2007

October 10, 2007

NORTH BERGEN, N.J.— October 10, 2007—The Vitamin Shoppe announced that total net sales for the company increased $15.4 million, or 12.9%, to $135.1 million for the third quarter ended September 29, 2007 as compared with $119.7 million for the same period last year. Comparable store net sales for the third quarter ended September 29, 2007 increased 7.3%. The company also announced that it opened 11 stores during the third quarter.

Total net sales for the company increased $40.7 million, or 11.1%, to $406.1 million for the nine months ended September 29, 2007 as compared with $365.4 million for the same period last year. Comparable store net sales for the nine months ended September 29, 2007 increased 7.2%. The company also announced that it opened 27 stores during the nine months ended September 29, 2007, ending the third quarter with a base of 333 stores.

NET SALES BY SEGMENT

(Preliminary and Unaudited)

FOR THE QUARTER ENDED

SEPTEMBER 29, 2007 AND SEPTEMBER 30, 2006

($ in thousands)

	September 29, 2007	September 30, 2006	% Change
Retail	$116,490	$101,415	14.9%
Direct	18,636	18,269	2.0%

Total	$135,126	$119,684	12.9%

NET SALES BY SEGMENT

(Preliminary and Unaudited)

FOR THE NINE MONTHS ENDED

SEPTEMBER 29, 2007 AND SEPTEMBER 30, 2006

($ in thousands)

	September 29, 2007	September 30, 2006	% Change
Retail	$348,903	$305,410	14.2%
Direct	57,189	59,988	(4.7)%

Total	$406,092	$365,398	11.1%

The above amounts represent preliminary unaudited net sales results for the three and nine months ended September 29, 2007.

The Vitamin Shoppe expects to report unaudited results for three and nine months ended September 29, 2007 in its Form 10-Q to be filed with the Securities and Exchange Commission in November 2007.